Exhibit 99.3

        Protective Life Secured Trust 2004-50 made no payment of interest or principal on its Inflation Protected InterNotesSM due 2011 during the fiscal year ended December 31, 2004. As such, no administrative reports were prepared or are included in this Annual Report on Form 10-K.